EXHIBIT 10.4

March 22, 2005

Maurice Shanley

Dear Mo,

This letter serves to confirm our Agreement regarding the introduction by Pali Capital, Inc. (the “Representative”) to Gabriel Technologies Corporation (the “Company”) of one or more investors (the “Investor”) to purchase the Company’s securities described below (the “Securities”) on the following terms and conditions.

1.	Appointment as Representative.

(A) The Company appoints the Representative as its exclusive representative for the term of this Agreement in order to attempt to raise money for the Company by introducing it to investors to purchase the Company’s Securities in a method not requiring registration with the Securities and Exchange Commission or the securities commission of any state. The exact sum and the particulars of the Securities will be upon terms to be negotiated between the Company and the Investor(s). Such terms shall be acceptable to the Company in its sole discretion. The Company understands that the Representative has not made any representations that an investment in the Securities will be obtained by the Representative on terms agreeable to the Company.

(B) The Representative accepts such appointment and agrees to attempt to raise the funds contemplated by this Agreement for the Company, subject to the provisions and conditions of this Agreement; provided, however, that nothing in this Agreement or otherwise shall be deemed a guaranty or warranty that the Representative will be able to raise any money for the Company.

2.	Company’s Duties.

The Company, with the assistance of the Representative, shall prepare a Term Sheet or the like, a Private Placement Memorandum, (the “PPM”) and such other documents as may be necessary for the non-public offering and sale by the Company of its restricted securities as contemplated by paragraph 1 of this Agreement, (hereinafter collectively the “Information”) and the Company shall comply with all federal and state securities laws applicable to the Company’s offer and sale of such restricted securities. The Company herein represents that any Information provided to the Representative by the Company will be complete and correct in all material respects and will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, (ii) all historical financial data contained in the Information will be prepared in accordance with generally accepted accounting principles then in effect in the United States and will fairly present in all material respects the financial condition and operations of the Company as of the respective date or dates. The Company will notify Introducer promptly of any material adverse change in the business, properties, operations, financial condition or prospects of the Company, or concerning any statement contained in any of the Information provided by the Company to the Representative which is not accurate or which is incomplete or misleading in any material respect. The Company acknowledges that the Representative may rely, without independent verification, upon the accuracy and completeness of the Information, and that the Representative does not assume any responsibility therefore.

The Company further herein indemnifies, defends and holds harmless the Representative and its affiliates and their respective officers, directors, attorneys, employees, agents and controlling persons (each an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and expenses, joint or several, to which any such Indemnified Person may become subject arising out of any untrue statement or alleged untrue statement of a material fact contained in the Information or a violation of this Agreement by the Company or any claim, litigation, investigation or proceedings relating to the foregoing regardless of whether any of such Indemnified Person or Persons is a party thereto, and to reimburse such Indemnified Person or Persons for any legal or other expenses as they are incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnification will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or expenses to the extent that they are finally judicially determined to have resulted from the gross negligence, willful misconduct, bad faith or criminal misconduct of such Indemnified Person. The company further acknowledges that any indemnification pursuant to this paragraph 2 shall in no way limit, alter or nullify any provisions specified in this paragraph 8 hereof.

3.	Purchase, Sale and Delivery of the Shares.

On the basis of the representations and warranties herein contained and subject to the terms and conditions herein set forth:

(A) The Company hereby appoints Representative as its exclusive agent, to solicit purchase of the Securities, and Representative agrees to use its best efforts to obtain such purchase to the extent consistent with the requirements of Sections 4(2) and 4(6) of the Act, Regulation D, and applicable requirements of the securities laws of any state in which the sale of the Shares is being made. It is understood that no sale shall be regarded as effective unless and until accepted by the Company, and that the Company reserves the right to refuse to sell the Shares to any person; provided, however, acceptance of a subscription by the Company shall not be unreasonably withheld. It shall be the obligation of the Company to determine, prior to acceptance of a subscription, that the prospective investor is an accredited investor. The Company shall be entitled to rely on the representations as to the status of a prospective investor contained in the subscription documents. Representative will solicit the exercise of 1,145 of Company’s warrants as contemplated by this agreement exercisable at $2.00 per share. Said shares are also to be determined as “kicker warrants.”

(B) Representative shall observe the following procedures with respect to the offering:

(i) Prior to delivery of the PPM to any prospective investor, Representative shall deliver a copy of a Non-Disclosure Agreement provided by the Company and shall receive an executed copy of the Non-Disclosure Agreement from the prospective investor. Representative shall deliver the original copy of the executed Non-Disclosure Agreement to the Company.

(ii) If a prospective investor to whom a copy of the PPM has been provided decides not to participate in the Offering, Representative shall use its best-efforts to recover the copy of the PPM delivered to such prospective investor.

4.     Compensation to the Representative.

(A) Fees. If during the term of this Agreement, or within twelve (12) months after its termination, the Company sells any of its Securities to one or more Investors introduced by the Representative, the Company shall pay to the Representative, at the closing of each sale of Securities, a fee equal to:

(i) Nine percent (9%) of the gross proceeds of the Securities sold at each closing; and

(ii) Warrants to purchase common shares equal to nine percent (9.00%) of the total face amount of the equity financing raised at each closing with an exercise price equal to the price at which the investor acquires such shares and with such other terms including registration rights and duration as any warrants issued to the investors. In the event that no warrants are issued to an investor, the warrants will carry the same registration rights as the shares and the term of the warrants issued hereunder shall be 5 years. The number of shares which can be purchased pursuant to the warrants shall be determined by multiplying the face amount of the financing by ten percent (10%) and dividing the result by the price at which the investor acquires the stock.

(iii) In the event of a sale of the majority of Securities of the Company to one or more investors, Company shall pay to the Representative, in addition to other fees and compensation as contemplated herein, at the closing of the sale of Company two percent (2%) of the gross proceeds of the Securities sold resulting in a change in ownership of Company.

5.     Expenses.

In addition to the fees described in paragraph 4 above, the Company agrees to reimburse the Representative for all out-of-pocket expenses incurred in connection with or arising out of the Representative’s activities pursuant to or contemplated by this Agreement, including a reimbursement of $20,000 of non-accountable expenses.

6.     Representative’s Duties.

The Representative shall:

(A) Endeavor to aid the Company to sell its Securities, as contemplated by this Agreement; provided, however, that nothing in this Agreement or otherwise shall be deemed a guaranty or warranty by the Representative that it will be successful in raising any money for the Company;

(B) Devote such time as the Representative determines may be reasonably necessary for the purpose of aiding the Company to sell its Securities; and

(C) Provide a monthly report to the Company listing investors with whom they have had communications.

7.	Term of Agreement.

This Agreement shall continue for a term of 90 days to be extended upon written agreement of both parties. If extended beyond the 90-day period, this Agreement shall continue for a term of five years. Throughout the duration of this Agreement, Company agrees to enable Representative to name one director to the Company’s board of directors in exchange for Representative’s activities contemplated by this engagement.

8.	No Employment Contract.

Nothing contained in the Agreement shall be construed to constitute the Representative as a partner, employee, or agent of the Company, nor shall either party have any authority to bind the other in any respect, it being intended that each shall remain an independent contractor responsible for its own actions. The Company further understands and herein acknowledges that the Representative may engage in similar activities with other individuals or entities in its sole and absolute discretion.

9.	Future Financings; Investment Banking Services.

If the Representative raises the funds contemplated by this Agreement for the Company, the Company:

(A) Agrees that the Representative shall have a right of first refusal for the next three (3) years with respect to all future financings, public or private, involving the sale of stock by the Company or the sale of securities convertible into stock of the Company (“Future Company Financings”). If the Company contemplates any such Future Company Financings, it shall provide the Representative with a written term sheet, which shall describe in reasonable detail all of the salient terms of such Future Company Financing(s) (the “Term Sheet”). The Representative shall have thirty (30) days from the date it receives the Term Sheet to advise the Company whether or not it wishes to attempt to effect such Future Company Financing for the Company. If the Representative advises the Company that it wishes to do so, the parties will negotiate in good faith regarding the preparation and execution of a mutually satisfactory agreement.

(B) Agrees to retain the services of the Representative to provide it with investment banking services and advice for a period of (5) years after the raising of such funds for the Company at a monthly fee mutually agreed to between the Company and the Representative.

10.	Indemnification

The Parties agree to indemnify one another and hold each other harmless from and against any losses, claims, damages, judgments, assessments, costs and other liabilities and shall reimburse each other for all fees and expenses (including reasonable attorneys fees) as they are incurred by an indemnified party in defending any claim, action or proceeding arising out of or in connection with any untrue statement of material fact or omission to state a material fact. No Party from whom indemnification shall be sought shall be liable for the negligence, gross negligence, bad faith or willful misconduct of the other Party.

The Party seeking indemnification shall, within fifteen (15) days of receipt of actual notice of the claim, action or proceeding, notify the other party in writing of the claim, action or proceeding. Failure to notify the party who is obligated to provide the indemnity described herein of the claim, action or proceeding shall result in an absolute waiver of the Party’s right to seek indemnification.

11.	Entire Contract.

This Agreement contains the entire understanding of the Parties and supersedes all previous verbal and written agreements. The Parties herein acknowledge that there are no other agreements, representations, or warranties other then those set forth herein.

12.	Dispute Resolution, Attorney Fees.

The Company hereby irrevocably submits to the jurisdiction of any New York State or Federal court sitting in New York County over any action or proceeding arising out of or relating to this Agreement and the Company hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State or Federal court. The Company hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The Company agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this paragraph 10 shall affect the right of the Representative to bring any action or proceeding against the Company in the courts of any other jurisdiction.

13.	Governing Law.

This Agreement shall be construed in accordance with, and governed by, the procedural and substantive laws of the State of New York, without giving effect to conflict of law principles.

14.	Binding Effect.

The provisions of this Agreement shall be binding upon and inure to the benefit of each of the Parties and their respective successors and assigns. This document shall be binding when signed in counterpart and/or delivered by facsimile.

If the foregoing meets with your understanding and approval, please sign and return one copy to me for our records.

Very truly yours,

PALI CAPITAL, INC.

By:      /s/ Signature not legible

Dated:      3/22/2005

Accepted and Agreed to:

             /s/ Maurice Shanley

[GABRIEL TECHNOLOGIES CORP. LETTERHEAD]

November 14, 2005

Matthew Gohd
Pali Capital
650 5th Avenue, 6th Floor
New York, NY 10019

Dear Matt:

This letter is to amend section 4. Compensation to the Representative (A(iii)), of the Engagement Agreement dated March 22, 2005. This section should be amended to include the sale of any subsidiaries of Gabriel Technologies as well.

             /s/ Keith Feilmeier
Keith Feilmeier

[GABRIEL TECHNOLOGIES CORP. LETTERHEAD]

July 13, 2005

Mr. Matt Gohd
Pali Capital
650 Fifth Ave
New York, NY

Dear Matt:

This is to confirm the discussions and agreement reached concerning warrants previously issued to Pali Capital and their investors by Gabriel Technologies Corp. As additional consideration in settlement of the current outstanding balance for past fees of $187,000, I confirm that Gabriel will re-price the warrants issued in the second round as “kickers”, plus the Pall warrants for that round, to be exercisable into common stock at an exercise price of the market closing price today, and will increase the number of those warrants by 20%.

Additionally, I agree to the modification discussed earlier, increasing the additional warrant for unregistered common shares to Pali from 40,000 to 70,000.

Sincerely,

            /s/ Keith Feilmeier
Keith Feilmeier
CEO
Gabriel Technologies Corp

GABRIEL TECHNOLOGIES CORP. LETTERHEAD]

July 13, 2005

Mr. Matt Gohd
Pali Capital
650 Fifth Ave
New York, NY

Dear Matt:

This is to confirm the discussions and agreement reached concerning fees due Pali by Gabriel Technologies Corp. As to the current outstanding balance for past fees of $187,000, I confirm the following:

1 Gabriel will issue 40,000 warrants exercisable into common stock at 05 to Pali Capital. Gabriel agrees to registered the underlying shares within 90 days.

2. Gabriel will sign a promissory note for $187,000 with an 11% interest rate and payable within 90 days, will repay this from “first dollars” received from any equity or debt proceeds (other than normal revolving debt associated with working capital financing of inventory and receivables) and apprise Pali immediately of receipt of either. The Chuck Matteson transaction is set aside from this agreement.

3. Gabriel will adjust “kicker warrants” issued to investors to either 2.00 per share or 110% of the price of any equity issuances completed prior to payment of the note, whichever is lower.

Sincerely,

                   /s/ Keith Feilmeier
Keith Feilmeier
CEO
Gabriel Technologies Corp.